Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williamslp.com

DATE: Feb. 27, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege 918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners L.P. Prices $1.5 Billion of Senior Notes

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it has priced a public offering of $1 billion of its 4.3 percent senior notes due 2024 at a price of 99.791 percent of par and $500 million of its 5.4 percent senior notes due 2044 at a price of 99.676 percent of par. The expected settlement date for the offering is March 4, 2014.

Williams Partners plans to use the net proceeds from the offering to repay amounts outstanding under the partnership’s commercial paper program, to fund capital expenditures and for general partnership purposes.

BofA Merrill Lynch, Deutsche Bank Securities and RBC Capital Markets are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters including:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

222 Broadway, 11th Floor

New York, New York 10038

Attention: Prospectus Department

Tel: 1-800-294-1322

E-mail: dg.prospectus_requests@baml.com

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Tel: 1-800-503-4611

RBC Capital Markets, LLC

Three World Financial Center, 8th Floor

200 Vesey Street

New York, NY 10281

Attention: Transaction Management

Tel: (866) 375-6829

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 64 percent of Williams Partners, including the general-partner interest. More information is available at www.williamslp.com, where the partnership routinely posts important information.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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